FOR IMMEDIATE RELEASE

FERRO CORPORATION ANNOUNCES DIRECTOR ELECTIONS

CLEVELAND, OH – May 2, 2012 – Ferro Corporation (NYSE: FOE), a leading global supplier of technology-based performance materials for manufacturers, announced that on Friday, April 27 its shareholders elected Peter T. Kong to its board of directors, with a term ending in 2015.

Mr. Kong, 61, is President of the Global Components business segment of Arrow Electronics, Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. He has served in this role since 2009 and previously was President of Arrow’s Asia-Pacific components business, overseeing strategy and operations in 11 countries and territories in the region.

From 1998 to 2006, Mr. Kong was President of Asia-Pacific Operations for Lear Corporation, a global automotive supplier, where he developed and implemented the company’s Asia-Pacific growth strategy. From 1993 to 1998, he was President of MAPS International, Inc., a consulting firm specializing in business development, strategic planning and operations management. Earlier in his career, he held leadership roles with automotive systems supplier Magna International, Inc., as well as Domtar, Inc. and Esso Chemicals.

Mr. Kong holds a master’s degree in business administration from the University of Toronto, a master’s degree in chemical engineering from the University of Wisconsin, and a bachelor’s degree in chemical engineering from Washington State University.

Ferro’s shareholders also re-elected to the board of directors Jennie S. Hwang, Ph.D. and James F. Kirsch. William J. Sharp, a director since 1998, retired from the board of directors on April 27, consistent with the Company’s Corporate Governance Principles.

About Ferro Corporation

Ferro Corporation (www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products. Headquartered in Cleveland, Ohio, the Company has approximately 5,100 employees globally and reported 2011 sales of $2.2 billion.

INVESTOR CONTACT:	MEDIA CONTACT:
David Longfellow Director, Investor Relations Phone: 216-875-5488 E-mail: david.longfellow@ferro.com	Mary Abood Director, Corporate Communications Phone: 216-875-5401 E-mail: mary.abood@ferro.com

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